Exhibit 5

[TROUTMAN SANDERS LLP LETTERHEAD]

December 7, 2011

Tii Network Technologies, Inc.
141 Rodeo Drive
New York, New York 11717

Dear Sir or Madam:

We have acted as counsel to Tii Network Technologies, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), covering an aggregate of 1,000,000 shares of the Company's common stock, par value $.01 per share (the "Additional Shares"), in addition to shares previously registered under Registration Statement No. 333-156722, that may be issued under the Company’s 2008 Equity Compensation Plan (the "Plan"), and such additional indeterminate number of shares of Common Stock related to the Additional Shares as may be issued under the anti-dilution provisions of the Plan.

In rendering the opinions expressed below, we have examined the Plan, the Restated Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, and minutes of the corporate proceedings of the Company relating to the Plan.  In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials as we have deemed relevant to the rendering of this opinion.  In all of our examinations, we have assumed the accuracy of all information furnished to us and the genuineness of all documents and the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

In rendering this opinion, we have assumed that all options related to Additional Shares to be granted pursuant to the Plan will be validly granted in accordance with the terms of the Plan, that all Additional Shares to be issued upon exercise of such options will be issued in accordance with the terms of such options and the Plan, and that all Additional Shares sold, granted or issued pursuant to awards of stock appreciation rights, restricted stock or restricted stock units will be sold, granted or issued in accordance with terms of the Plan.

Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the DGCL and the United States of America.

Based upon and subject to the foregoing, we are of the opinion that, when issued pursuant to the terms and conditions of the Plan, the Additional Shares to be issued pursuant to the provisions of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Company's Registration Statement with respect to the Additional Shares.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours, /s/ Troutman Sanders LLP Troutman Sanders LLP